Exhibit 23.5

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 13, 2009, except for Note 20, as to which the date is December 17, 2010, with respect to the consolidated financial statements and schedule of Arbinet Corporation (formerly known as Arbinet-thexchange, Inc.) included in Amendment No. 1 to the Registration Statement (Form S-4 No. 333-171293) and related Joint Proxy Statement/Prospectus of Primus Telecommunications Group, Incorporated, for the registration of 3,543,043 shares of its common stock.

/s/ Ernst & Young LLP

Iselin, New Jersey

January 13, 2011